Exhibit 3.1

« Arrival Group » société anonyme Siege social: 1, rue Peternelchen, L-2370 Howald

CONSTITUTION du 27 octobre 2020	Me E. DELOSCH No

In the year two thousand and twenty, on the twenty-seventh day of October,

before Maître Edouard DELOSCH, notary, residing in Luxembourg, Grand Duchy of Luxembourg,

there appeared the following:

Arrival S.à r.l., a société à responsabilité limitée governed by the laws of the Grand Duchy of Luxembourg, having its registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg, and registered with the Luxembourg Register of Commerce and Companies under number B 200789, represented by Tessy BODEVING, professionally residing in Luxembourg, by virtue of a proxy, given under private seal.

The proxy, signed by the proxyholder and the undersigned notary, will remain annexed to the present deed for the purpose of registration.

The following articles of association of a company have then been drawn up:

“CHAPTER I. FORM, NAME, REGISTERED OFFICE, OBJECT, DURATION

Article 1. Form, Name

A société anonyme (the “Company”) governed by the laws of the Grand Duchy of Luxembourg, in particular the law of 10 August 1915 on commercial companies, as amended (the “Laws”) and by these articles of association (the “Articles of Association”) is hereby established.

The Company may have one (1) single shareholder owner of all the Shares (as defined below), or several shareholders.

The Company will exist under the name of “Arrival Group”.

Article 2. Registered Office

The Company will have its registered office in the municipality of Hesperange.

The registered office may be transferred to any other place within the Grand Duchy of Luxembourg by a resolution of the Board of Directors (as defined below). The Board of Directors shall arrange that the Articles of Association are amended to reflect such transfer.

Branches or other offices may be established either in the Grand Duchy of Luxembourg or abroad by a resolution of the Board of Directors.

In the event that, in the view of the Board of Directors, extraordinary political, economic or social developments occur or are imminent that would interfere with the normal activities of the Company at its registered office or with the ease of communications with this office or between this office and persons abroad, the Company may temporarily transfer the registered office abroad, until the complete cessation of these abnormal circumstances. These temporary measures will have no effect on the nationality of the Company, which, notwithstanding the temporary transfer of the registered office, will remain a company governed by the Laws. These temporary measures will be taken and notified to any interested parties by the Board of Directors.

Article 3. Object

The object of the Company is the acquisition, holding and disposal of interests in Luxembourg and/or in foreign companies and undertakings, as well as the administration, development and management of such interests.

The Company may provide loans and financing in any other kind or form, or grant guarantees or security in any other kind or form, for the benefit of the companies and undertakings forming part of the group of which the Company is a member.

The Company may also invest in real estate, in intellectual property rights or any other movable or immovable assets in any kind or form.

The Company may borrow in any kind or form and issue bonds, notes or any other debt instruments as well as warrants or other share subscription rights.

In a general fashion, the Company may carry out any commercial, industrial or financial operation, which it may deem useful in the accomplishment and development of its object.

Article 4. Duration

The Company is formed for an unlimited duration.

CHAPTER II. CAPITAL, SHARES

Article 5. Share Capital

The share capital of the Company is set at thirty thousand euro (EUR 30,000.-) divided into three hundred thousand (300,000) shares, with a nominal value of ten euro cents (EUR 0.10) each (any share in the Company, a “Share”).

In addition to the share capital, a premium account may be established to record any premium paid on any Share in addition to its nominal value. The premium account shall constitute a distributable reserve and may notably be used for the payment of the price for any Shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholder(s) or to allocate funds to the legal reserve.

Distributable reserve accounts may be established to record contributions to the Company made by existing shareholders without issuance of Shares. Any such reserve shall constitute a distributable reserve and may notably be used to provide for the payment of the price of any Shares which the Company may repurchase from its shareholder(s), to offset any net realised losses, to make distributions to the shareholder(s) or to allocate funds to the legal reserve.

Article 6. Authorised Capital

The authorised capital of the Company (including the issued share capital) is set at two hundred seventy million euro (EUR 270,000,000) divided into two billion seven hundred million (2,700,000,000) Shares with a nominal value of ten euro cents (EUR 0.10) each.

The Board of Directors is authorised, up to the maximum amount of the authorised capital, to (i) increase the issued share capital in one or several tranches with or without share premium, against payment in cash or in kind, by conversion of claims on the Company or in any other manner (ii) issue subscription and/or conversion rights in relation to new shares or instruments within the limits of the authorised capital under the terms and conditions of warrants (which may be separate or linked to Shares, bonds, notes or similar instruments issued by the Company), convertible bonds, notes or similar instruments; (iii) determine the place and date of the issue or successive issues, the issue price, the terms and conditions of the subscription of and paying up on the new shares and instruments and (iv) remove or limit the statutory preferential subscription right of the shareholders.

The Board of Directors may authorise any person to accept on behalf of the Company subscriptions and receive payment for Shares or instruments issued under the authorised capital.

The Board of Directors is further authorised to make an allotment of existing or newly issued shares without consideration to the following persons:

(a)	employees of the Company or certain categories amongst those;

(b)	employees of companies or economic interest grouping in which the Company holds directly or indirectly at least ten per cent (10%) of the share capital or voting rights;

(c)	employees of companies or economic interest grouping which hold directly or indirectly at least ten per cent (10%) of the share capital or voting rights of the Company;

(d)

employees of companies or economic interest grouping in which at least fifty per cent (50%) of the share capital or voting rights is held directly or indirectly by a company which holds directly or indirectly at least fifty per cent (50%) of the share capital of the Company;

(e)	members of the corporate bodies of the Company or of the companies or economic interest grouping listed in point (b) to (d) above or certain categories amongst those.

The above authorisations are valid for a period ending five (5) years after the date of the deed of incorporation of the Company. The above authorisations may be renewed, increased or reduced by a resolution of the General Meeting voting with the quorum and majority rules set for the amendment of the Articles of Association.

Following each increase of the issued share capital in accordance with this article 6, article 5 will be amended so as to reflect the capital increase. Any such amendment will be recorded in a notarial deed upon the instructions of the Board of Directors or of any person duly authorised by the Board of Directors for this purpose.

Article 7. Increase and Reduction of Capital – Acquisition of own Shares

The share capital and/or authorised capital of the Company may be increased or reduced by a resolution of the General Meeting adopted in compliance with the quorum and majority rules set for the amendment of the Articles of Association.

The new shares to be subscribed for by contribution in cash will be offered by preference to the existing shareholders in proportion to the part of the capital which those shareholders are holding. The Board of Directors shall determine the period within which the statutory preferential subscription rights (“PSRs”) shall be exercised (the “Subscription Period”) and the PSRs shall be freely negotiable during the Subscription Period. If, at the end of the Subscription Period, not all PSRs have been exercised, the PSRs shall immediately lapse and the Board of Directors may decide that any person (including third parties) may participate in the capital increase by subscribing to the shares which have not been subscribed through the exercise of PSRs during the Subscription Period.

Notwithstanding the above, the Board of Directors, within the limit of the authorisation under article 6 or the General Meeting, voting in compliance with the quorum and majority rules set for any amendment of the Articles of Association may limit or withdraw the PSR.

The Company may acquire Shares.

Article 8. Shares

Each Share entitles to one (1) vote.

The Board of Directors may suspend the voting rights attached to all Shares held by a shareholder who is in breach towards the Company of his obligations as specified in the Articles of Association or under any subscription or commitment agreement.

A shareholder may individually undertake not to exercise, permanently or temporarily, all or part of its voting rights. Such a waiver binds the relevant shareholder and the Company as from its notification to the Company.

The rights and obligations attached to all Shares shall be identical except to the extent otherwise provided by the Articles of Association or by the Laws.

The co-owners of Shares must be represented towards the Company by one (1) joint representative, whether appointed amongst them or not.

The Shares will be in the form of registered shares only.

A register of shares, which may be examined by any shareholder, will be kept at the registered office. The register will contain the precise designation of each shareholder and the indication of the number and class (if any) of Shares held, the indication of the payments made on the Shares as well as the transfers of Shares and the dates thereof. Each shareholder will notify its address and any change thereof to the Company by registered letter. The Company will be entitled to rely for any purposes whatsoever on the last address thus communicated. Ownership of the Shares will result from the recordings in the register of shares. Certificates reflecting the recordings in the register of shares may be delivered to the shareholders upon their request. The Company may issue multiple registered shares certificates.

Article 9. Transfer of Shares

The Shares are freely transferable.

Any transfer of Shares will be registered in the register of shares by a declaration of transfer entered into the register of shares, dated and signed by the transferor and the transferee or by their representative(s) as well as in accordance with the rules on the transfer of claims laid down in article 1690 of the Luxembourg Civil Code. Furthermore, the Company may accept and enter into the register of shares any transfer referred to in any correspondence or other document recording the consent of the transferor and the transferee.

Ownership of a Share carries implicit acceptance of the Articles of Association and of the resolutions validly adopted by the General Meeting.

A transfer of Shares in breach of provisions of the Articles of Association shall be null and void.

Article 10. Incapacity, Death, Suspension of Civil Rights, Bankruptcy or Insolvency of a shareholder

The incapacity, death, suspension of civil rights, bankruptcy, insolvency, liquidation, or any other similar event affecting one or more shareholder(s) does not put the Company into liquidation.

CHAPTER III. BOARD OF DIRECTORS, AUDITORS

Article 11. Board of Directors

The Company shall be managed by a board of directors (the “Board of Directors”).

The Board of Directors shall be composed of not less than three members (the “Directors”), who need not be shareholders themselves.

If and as long as the Company has only one (1) shareholder, the Board of Directors may comprise one (1) Director only.

Each Director will be appointed by the General Meeting. The General Meeting shall determine the number of Directors and the duration of their mandate, which may not exceed six (6) years. Each Director is eligible for re-appointment and may be removed at any time, with or without cause by a resolution of the General Meeting.

The General Meeting may decide to qualify the Directors as class A Director (the “Class A Director”) or class B Director (the “Class B Director”).

In the event of a vacancy on the Board of Directors, the remaining Directors may elect by co-optation a new Director to fill such vacancy until the next General Meeting, which shall ratify such co-optation or elect a new Director instead.

Article 12. Powers of the Board of Directors

The Board of Directors is vested with the broadest powers to perform all acts necessary or useful to accomplish the Company’s object.

All powers not expressly reserved by the Articles of Association or by the Laws to the General Meeting or to the Auditor(s) (as defined below) shall be within the competence of the Board of Directors.

Article 13. Delegation of Powers - Representation of the Company

The Board of Directors may delegate the daily management of the Company and the representation of the Company for that daily management to one or more persons or committees of its choice.

The Board of Directors may also grant other special powers of attorney or entrust permanent or temporary tasks to one or more persons or committees of its choice. Such persons or committees shall exercise the tasks entrusted to them under the supervision of the Board of Directors.

The remuneration and other benefits granted to the person(s) to whom the daily management has been delegated must be reported annually by the Board of Directors to the General Meeting.

The Company will be bound towards third parties by the individual signature of the sole Director or by the joint signatures of any two (2) Directors.

However, if the General Meeting has qualified the Directors as Class A Directors or as Class B Directors, the Company will only be bound towards third parties by the joint signatures of one (1) Class A Director and one (1) Class B Director.

The Company will further be bound towards third parties by the joint signatures or single signature of any person(s) to whom the daily management of the Company has been delegated, for that daily management, or by the joint signatures or sole signature of any person(s) to whom any special power of attorney has been granted, but only within the limits of that special power of attorney.

Article 14. Meetings of the Board of Directors

The Board of Directors may appoint from among its members a chairperson (the “Chairperson”).

The Board of Directors will meet upon call by the Chairperson or by any Director in accordance with the provisions of this article 14.

The Chairperson will preside over all meetings of the Board of Directors, except that in the absence of the Chairperson, the Board of Directors may appoint another Director as chairperson for the relevant meeting by a majority of the votes of the Directors present or represented at such meeting.

Except in case of urgency or with the prior consent of all those entitled to attend, which consent shall be recorded in the minutes of the meeting at least forty-eight (48) hours’ written notice of meetings of the Board of Directors shall be given in writing and transmitted by any means of communication allowing for the transmission of a written text. Any such notice shall specify the time and the place of the meeting, as well as the agenda and the nature of the business to be resolved upon. The notice may be waived by properly documented consent of each Director which consent shall be recorded in the minutes of the meeting. No separate notice is required for meetings held at times and places specified in a time schedule previously adopted by resolution of the Board of Directors.

The meetings of the Board of Directors shall be held in Luxembourg or at such other place as the Board of Directors may from time to time determine.

Any Director may be represented at any meeting of the Board of Directors by appointing in writing, transmitted by any means of communication allowing for the transmission of a written text, another Director as his proxy. Any Director may represent one or more Directors.

The quorum for a valid meeting of the Board of Directors shall be the presence or the representation of at least half (1/2) of the Directors provided that in the event that the Director(s) have been qualified as Class A Director(s) or Class B Director(s), the quorum shall only be met if at least one (1) Class A Director and one (1) Class B Director are present or represented.

Resolutions of the Board of Directors in a meeting will be taken by a majority of the votes of the Directors present or represented at such meeting. The Chairperson shall have no casting vote in case of a tie.

Directors may participate in a meeting by conference call, videoconference or any other similar means of communication enabling thus several persons participating therein to simultaneously communicate with each other on a continuous basis. A meeting held using such means of communication is deemed to have taken place at the Company’s registered office.

A written resolution, signed by all the Directors and transmitted by any means of communication allowing for the transmission of a written text, is proper and valid as though it had been adopted at a meeting of the Board of Directors which was duly convened and held. Such a resolution may be documented in a single document or in several separate documents having the same content and each of them signed by one or several Directors. A written resolution passed in this way is deemed to have been taken at the Company’s registered office.

Article 15. Resolutions of the Board of Directors

The resolutions of the Board of Directors shall be recorded in writing.

The minutes of any meeting of the Board of Directors will be signed by the Chairperson or the chairperson of the meeting or by any two (2) Directors.

Copies or extracts of written resolutions or minutes, to be produced in judicial proceedings or otherwise, may be signed by the sole Director or by any two (2) Directors acting jointly.

In case of a sole Director, resolutions shall be documented in writing and signed by the sole Director.

Article 16. Management Fees and Expenses

Subject to approval by the General Meeting, Directors may receive a management fee for their management of the Company and may, in addition, be reimbursed for all other expenses whatsoever incurred by the relevant Director in relation to the management of the Company.

Article 17. Conflicts of Interest

If any Director has or may have a direct or indirect financial interest in any transaction which requires the approval of the Board of Director(s), that Director shall disclose that interest to the Board of Directors and shall not take part of any deliberation or vote on any such transaction.

Such transaction and such Director’s interest shall be disclosed in a special report to the next General Meeting before any resolution is passed.

In case of a sole Director, record is kept in writing of the transactions where the sole Director has such direct or indirect financial interest.

Where, due to a conflict of interests, the number of Directors required to be present or represented for a valid quorum is not reached, the Board of Directors may defer the decision to the General Meeting.

The foregoing paragraphs do not apply if the relevant transaction falls within the ordinary course of business of the Company and is entered into at arm’s length under market conditions.

No transaction between the Company and any other party shall be affected or invalidated by the mere fact that a Director (or any one of its directors, managers, officers or employees) is a director, manager, associate, member, shareholder, officer or employee of that other party. Any person related as described above to any company or firm with which the Company shall contract or otherwise engage in business shall not, by reason of such affiliation, be automatically prevented from considering, voting or acting upon any matters with respect to such contract or other business.

The provisions of this article apply mutatis mutandis to the persons to whom the Board of Directors has delegated the daily management of the Company, except that in case the Board of Directors has delegated the daily management of the Company to a single person, the decision shall be deferred to the Board of Directors.

Article 18. Directors’ Liability

No Director commits himself, by reason of his functions, to any personal obligation in relation to liabilities of the Company.

The Company may indemnify any Director (or any one of its directors, managers, officers or employees), against damages and expenses reasonably incurred by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been Director (or director, manager, officer or employee of a Director).

Article 19. Confidentiality

Even after cessation of their mandate or function, any Director, as well as any person who is invited to attend a meeting of the Board of Directors, shall not disclose information on the Company, the disclosure of which may have adverse consequences for the Company, unless such divulgation is required (i) by a legal or regulatory provision applicable to sociétés anonymes or (ii) for the public benefit.

Article 20. Auditors

The auditing of the Company may be entrusted to one or several auditors (commissaires) (the “Auditors”).

When so required by the Laws, the auditing of the Company must be entrusted to one or several approved statutory auditors (réviseurs d’entreprises agréés) (“Réviseurs”). When a Réviseur is appointed, no Auditor needs to be appointed.

The Auditors or Réviseurs, if any, will be appointed by the General Meeting, which will determine the number of Auditors or Réviseurs and the duration of their mandate. Each of them is eligible for re-appointment. Unless otherwise provided by the Laws, they may be removed at any time, with or without cause, by a resolution of the General Meeting.

CHAPTER IV. GENERAL MEETING

Article 21. Powers of the General Meeting

The general meeting of shareholders (the “General Meeting”) shall have such powers as are vested in it pursuant to the Articles of Association and the Laws.

Article 22. Annual General Meeting

An annual General Meeting shall be held in the Grand Duchy of Luxembourg within six (6) months of the end of the preceding financial year, except for the first annual General Meeting which may be held within eighteen (18) months from incorporation.

Article 23. Other General Meetings

The Board of Directors or the Auditor(s) (if any) may convene General Meetings (in addition to the annual General Meeting). Such meetings must be convened if shareholders representing at least ten per cent (10%) of the Company’s share capital so require.

General Meetings, including the annual General Meeting, will be held at the registered office of the Company or at such other place in the Grand Duchy of Luxembourg, and may be held abroad if, in the judgement of the Board of Directors, circumstances of force majeure so require.

Article 24. Notice of General Meetings

The shareholders shall meet in a General Meeting upon issuance of a convening notice in accordance with the Laws which shall specify the time and the place of the General Meeting as well as the agenda and the nature of the business to be resolved upon at the relevant General Meeting. The agenda for a General Meeting shall also describe any proposed changes to the Articles of Association and, if applicable, set out the text of those changes affecting the object or form of the Company.

If all shareholders are present or represented at a General Meeting, the General Meeting may be held without prior convening notice if each of the shareholders states that he has been duly informed of the agenda of the General Meeting and waives the convening formalities which shall be recorded in the minutes of that General Meeting.

Article 25. Attendance - Representation

Each shareholder is entitled to attend and speak at any General Meeting.

A shareholder may be represented at any General Meeting by another person (who does not need to be a shareholder) appointed in writing (transmitted by any means of communication allowing for the transmission of a written text) as a proxyholder by the shareholder. A proxyholder may represent more than one (1) shareholder.

One or more shareholders may participate in a General Meeting by conference call, videoconference or any other similar means of communication enabling several persons participating therein to simultaneously communicate with each other on a continuous basis, but only to the extent that at least one (1) shareholder or his proxyholder is physically present at the registered office of the Company. A General Meeting held in this way is deemed to have taken place at the Company’s registered office.

Article 26. Proceedings

Any General Meeting shall be presided over by the Chairperson or, in the absence of the Chairperson, by a person designated by the Board of Directors or, in the absence of such designation, by a resolution of the General Meeting.

The chairperson of the General Meeting shall appoint a secretary.

By resolution of the General Meeting one (1) scrutineer shall be appointed from the persons attending the General Meeting.

The chairperson, the secretary and the scrutineer together form the board of the relevant General Meeting.

Article 27. Adjournment

The Board of Directors may forthwith adjourn any General Meeting by four (4) weeks. The Board of Directors must adjourn a meeting if so required by one or more shareholders representing at least ten per cent (10%) of the Company’s share capital.

Such adjournment automatically cancels any resolution already adopted prior thereto.

The adjourned General Meeting has the same agenda as the first one. Shares and proxies regularly deposited in view of the first meeting remain validly deposited for the second one.

Article 28. Voting at General Meetings

An attendance list indicating the name of each shareholder and the number of Shares for which he votes is signed by or on behalf of each shareholder present or represented by proxy, prior to the start of the General Meeting.

Voting takes place by a show of hands or by a roll call, unless a resolution in that General Meeting is passed to adopt another voting procedure for that General Meeting or for a specific subject in that General Meeting.

A shareholder who is not present or represented in a General Meeting can cast his vote in that General Meeting by means of a ballot paper (formulaire). A ballot paper shall be delivered by any means of communication allowing for the transmission of a written text.

A ballot paper must contain all of the following:

-	name and address of the registered office and/or residence of the relevant shareholder;

-	total number of Shares held by the relevant shareholder and, if applicable, total number of Shares of each class held by the relevant shareholder in the issued share capital of the Company;

-	agenda of the General Meeting;

-

confirmation with respect to each of the proposed resolutions, of the number of Shares for which the relevant shareholder is abstaining, voting in favour of or voting against such proposed resolution; and

-	name, title and signature of the duly authorised representative of the relevant shareholder and the date of the ballot paper.

A ballot paper must be received by the Company no later than five (5) p.m. (Luxembourg time) on the day (other than a Saturday or Sunday) on which banks are generally open for business in Luxembourg immediately preceding the day of the General Meeting. A ballot paper which does not contain the details specified in the preceding paragraph or which is received by the Company after the aforementioned deadline shall be void and disregarded for quorum purposes.

A ballot paper shall be deemed to have been received by the Company:

(a)	when delivered by hand with acknowledgment of receipt, by registered post or by special courier service using an internationally recognised courier company: at the time of delivery to the Company; or

(b)	when sent by email, by fax or by mail with acknowledgement of receipt at the time of receipt indicated in the acknowledgement of receipt.

Resolutions the adoption of which is not subject to the quorum and the majority requirements for an amendment of the Articles of Association, shall be adopted, irrespective of the number of Shares represented, by a simple majority of votes cast.

For resolutions the adoption of which is subject to the quorum and majority requirements for an amendment of the Articles of Association, the quorum shall be at least one half (1/2) of all the Shares issued and outstanding and the resolutions shall be adopted by a two thirds (2/3rds) majority of the votes cast. If the said quorum is not reached at a first meeting, a second meeting may be convened and resolutions shall be adopted, irrespective of the number of Shares represented, by a two thirds (2/3rds) majority of the votes cast.

Article 29. Minutes

The minutes of a General Meeting shall be signed by the members of the board of that General Meeting and may be signed by or on behalf of any shareholders, who so request.

CHAPTER V. FINANCIAL YEAR, FINANCIAL STATEMENTS, DISTRIBUTION OF PROFITS

Article 30. Financial Year

The Company’s financial year begins on the first day of January and ends on the last day of December of each calendar year.

Article 31. Adoption of Financial Statements

After the end of each financial year, the Board of Directors draws up the annual financial statements of the Company in accordance with the Laws.

The annual statutory and/or consolidated financial statements are submitted to the General Meeting for approval.

Each shareholder or his representative may also peruse the financial statements of the Company at the registered office of the Company.

Article 32. Distribution of Profits

From the annual net profits of the Company, at least five per cent (5%) shall each year be allocated to the reserve required by Laws (the “Legal Reserve”). That allocation to the Legal Reserve will cease to be required as soon and as long as the Legal Reserve amounts to ten per cent (10%) of the amount of the share capital of the Company.

The General Meeting shall resolve how the remainder of the annual net profits, after allocation to the Legal Reserve in accordance with the previous paragraph, will be disposed of by allocating the whole or part of the remainder to a reserve or to a provision, by carrying it forward to the next following financial year or by distributing it, together with carried forward profits, distributable reserves or share premium to the shareholder(s), each Share entitling to the same proportion in such distributions.

Subject to the provisions of the Laws and in compliance with the provisions in the previous two paragraphs, the Board of Directors may resolve that the Company pays out an interim dividend to the shareholders. The Board of Directors shall set the amount and the date of payment of the interim dividend.

CHAPTER VI. DISSOLUTION, LIQUIDATION

Article 33. Dissolution, Liquidation

The Company may be dissolved by a resolution of the General Meeting adopted in compliance with the quorum and majority rules set for any amendment of the Articles of Association.

Should the Company be dissolved, the liquidation will be carried out by the Board of Directors or such other person(s) (who may be physical persons or legal entities) appointed by the General Meeting. The General Meeting shall also determine the powers and the compensation (if any) of those other person(s).

After settlement of all the debts and liabilities of the Company, including the expenses of liquidation, the net liquidation proceeds shall be distributed to the shareholder(s) in compliance with the same preference as set out for dividend distributions.

In case the Company has only one (1) shareholder, it may also be dissolved without liquidation in accordance with article 1865bis of the Luxembourg Civil Code.

CHAPTER VII. APPLICABLE LAW

Article 34. Applicable Law

All matters not governed by the Articles of Association shall be determined in accordance with the Laws.”

Subscription and Payment

The Articles of Association of the Company having thus been recorded by the notary, the Company’s shares have been subscribed and the nominal value of these shares, as well as a share premium, as the case may be, has been paid in cash as follows:

Shareholder	Subscribed capital	Number of shares	Amount paid-in
Arrival S.à r.l.	EUR 30,000.-	300,000	EUR 30,000.-
Total:	EUR 30,000.-	300,000	EUR 30,000.-

The amount of thirty thousand euro (EUR 30,000.-) was thus as from that moment at the disposal of the Company, evidence thereof having been submitted to the undersigned notary who states that the conditions provided for in article 420-1 of the law of 10 August 1915 on commercial companies, as amended, have been observed.

Expenses

The amount of the costs, expenses, fees and charges, of any kind whatsoever, which are due from the Company or charged to it as a result of its incorporation are estimated at approximately one thousand two hundred euro (EUR 1,200.-).

Transitory Provision

The first financial year of the Company will begin on the date of formation of the Company and will end on the last day of December of 2021.

RESOLUTIONS OF THE GENERAL MEETING

First Resolution

The general meeting of shareholders resolved to establish the registered office at 1, rue Peternelchen, L-2370 Howald, Grand Duchy of Luxembourg.

Second Resolution

The general meeting of shareholders resolved to set at three (3) the number of Directors and further resolved to appoint the following persons as Directors for a period ending at the first annual general meeting of shareholders:

-	Csaba Horvath, born on 30 September 1980 in Tatabanya (Hungary) with professional address at 1, rue Peternelchen; L-2370 Howald, Grand Duchy of Luxembourg;

-	Gilles Dusemon, born on 31 March 1970 in Esch-sur-Alzette (Grand Duchy of Luxembourg) with professional address at 41A avenue JF Kennedy L-2082 Luxembourg, Grand Duchy of Luxembourg; and

-	Michael Anatolitis born on 13 October 1980 in Lefkosia (Cyprus) with professional address at 1, rue Peternelchen; L-2370 Howald, Grand Duchy of Luxembourg.

Third Resolution

The general meeting of shareholders resolved to set at one (1) the number of approved statutory auditors (réviseurs d’entreprises agréés) and further resolved to appoint the following for a period of six (6) years.

KPMG Luxembourg, a société coopérative governed by the laws of the Grand Duchy of Luxembourg with registered office at 39, avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg and registered with the Luxembourg Registre de Commerce et des Sociétés under number B149133.

The undersigned notary, who knows and speaks English, stated that on request of the appearing person, the present deed has been worded in English followed by a French version; on request of the same person and in case of divergences between the English and the French text, the English text will prevail.

Whereupon the present deed was drawn up in Luxembourg by the undersigned notary, on the day referred to at the beginning of this document.

The document having been read to the appearing person(s), who is known to the undersigned notary by his surname, first name, civil status and residence, such person signed together with the undersigned notary, this original deed.

SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRÉCÈDE:

L’an deux mille vingt, le vingt-septiéme jour du mois d’octobre,

par-devant Maître Edouard DELOSCH, notaire de résidence à Luxembourg,Grand-Duché de Luxembourg,

a comparu :

Arrival S.à r.l., une société à responsabilité limitée régie par les lois du Grand-Duché de Luxembourg, ayant son siège social au 1, rue Peternelchen, L-2370 Howald, Grand-Duché de Luxembourg, et immatriculée auprès du Registre du Commerce et des Sociétés de Luxembourg sous le numéro B 200789, représentée par Tessy BODEVING, demeurant professionnellement á Luxembourg, en vertu d’une procuration donnée sous seing privé.

La procuration, signée par le mandataire et le notaire soussigné, restera annexée au présent acte aux fins d’enregistrement.

Les statuts qui suivent ont ainsi été rédigés :

CHAPITRE I. FORME, DÉNOMINATION, SIÈGE, OBJET, DURÉE

Article 1. Forme, Dénomination

Une société anonyme (la « Société ») régie par les lois du Grand-Duché de Luxembourg, en particulier la loi du 10 août 1915 concernant les sociétés commerciales, telle que modifiée (les « Lois ») et par ces statuts (les « Statuts ») est formée par les présentes.

La Société peut comporter un (1) actionnaire (tel que défini ci-dessous) unique, propriétaire de la totalité des Actions (telles que définies ci-dessous), ou plusieurs actionnaires.

La Société adopte la dénomination « Arrival Group ».

Article 2. Siège Social

Le siège social de la Société est établi dans la ville d’Hesperange.

Le siège social peut être transféré à tout autre endroit du Grand-Duché de Luxembourg par une résolution du Conseil d’Administration (tel que défini-ci-dessous). Le Conseil d’Administration veillera à ce que les Statuts soient modifiés de manière à refléter un tel transfert.

Des succursales ou d’autres bureaux peuvent être établis soit au Grand-Duché de Luxembourg ou à l’étranger par une résolution du Conseil d’Administration.

Dans l’hypothèse où le Conseil d’Administration estime que des événements extraordinaires d’ordre politique, économique ou social sont de nature à compromettre l’activité normale de la Société à son siège social ou la communication aisée avec ce siège ou entre ce siège et l’étranger ou que de tels événements se sont produits ou sont imminents, la Société pourra transférer provisoirement le siège social à l’étranger jusqu’à cessation complète de ces circonstances anormales. Ces mesures provisoires n’auront aucun effet sur la nationalité de la Société, laquelle, nonobstant ce transfert provisoire du siège, demeurera régie par les Lois. Ces mesures provisoires seront prises et portées à la connaissance de tout intéressé par le Conseil d’Administration.

Article 3. Objet

La Société a pour objet l’acquisition, la détention et la cession de participations dans toute société et entreprise luxembourgeoise et/ou étrangère, ainsi que l’administration, la gestion et la mise en valeur de ces participations.

La Société peut fournir des prêts et financements sous quelque forme que ce soit ou consentir des garanties ou sûretés sous quelque forme que ce soit, au profit de sociétés et d’entreprises faisant partie du groupe de sociétés dont la Société fait partie.

La Société peut également investir dans l’immobilier, les droits de propriété intellectuelle ou tout autre actif mobilier ou immobilier sous quelque forme que ce soit.

La Société peut emprunter sous quelque forme que ce soit et procéder à l’émission d’obligations, de billets à ordre ou tout autre instrument de dette ainsi que des bons de souscription ou tout autre droit de souscription d’actions.

D’une façon générale, la Société peut effectuer toute opération commerciale, industrielle ou financière qu’elle estime utile à l’accomplissement et au développement de son objet.

Article 4. Durée

La Société est constituée pour une durée illimitée.

CHAPITRE II. CAPITAL, ACTIONS

Article 5. Capital Social

Le capital social de la Société est fixé à trente mille euros (EUR 30.000,-) divisé en trois cent mille (300.000) actions, ayant une valeur nominale de dix centimes d’euro (EUR 0,10) chacune (toute action dans la Société, une « Action »).

En plus du capital social, un compte prime d’émission peut être établi sur lequel seront transférées toutes les primes d’émission payées sur les Actions en plus de la valeur nominale. Le compte prime d’émission constitue une réserve distribuable et peut être utilisé notamment pour régler le prix des Actions que la Société a rachetées à ses actionnaires, pour compenser toute perte nette réalisée, pour procéder à des distributions à l’/aux actionnaire(s) ou pour affecter des fonds à la réserve légale.

Les comptes prime d’émission peuvent être créés pour enregistrer les apports contribués à la Société par les actionnaires existants sans émission d’Actions. Les comptes prime d’émission constituent une réserve distribuable et peuvent être utilisés notamment pour payer les Actions que la Société pourrait racheter de son/ses actionnaire(s), pour compenser les pertes nettes réalisées, pour procéder à des distributions à l’/aux actionnaire(s) ou pour affecter des fonds à la réserve légale.

Article 6. Capital Autorisé

Le capital autorisé de la Société (y compris le capital social émis) est fixé à deux cent soixante-dix millions d’euros (EUR 270.000.000,-) divisé en deux milliards sept cent millions (2.700.000.000) Actions ayant une valeur nominale de dix centimes d’euro (EUR 0,10) chacune.

Le Conseil d’Administration est autorisé, dans les limites du capital autorisé, à (i) augmenter le capital social émis en une ou plusieurs fois, avec ou sans prime d’émission, contre des apports en numéraire ou en nature, par conversion de créances de la Société ou de toute autre manière, (ii) émettre des droits de souscription et/ou droits de conversion se rapportant à de nouvelles actions ou instruments dans les limites du capital autorisé conformément aux termes et conditions des bons de souscription (qui peuvent être séparés ou liés aux Actions, obligations, billets à ordre ou instruments similaires émis par la Société), d’obligations convertibles, de billets à ordre ou instruments similaires, (iii) fixer le lieu et la date de l’émission ou des émissions successives, le prix d’émission, les conditions de la souscription et de la libération des nouvelles actions et de ces instruments et (iv) supprimer ou limiter le droit de souscription préférentiel statutaire des actionnaires.

Le Conseil d’Administration peut autoriser toute personne à accepter, au nom de la Société, des souscriptions et de recevoir paiement pour des Actions ou instruments émis dans le cadre du capital autorisé.

Le Conseil d’Administration est en outre autorisé à attribuer des actions existantes ou nouvellement émises sans contrepartie aux personnes suivantes :

(a)	membres du personnel salarié de la Société ou certaines catégories d’entre eux ;

(b)

membres du personnel salarié des sociétés ou des groupements d’intérêt économique dont dix pour cent (10%) au moins du capital social ou des droits de vote sont détenus directement ou indirectement par la Société ;

(c)

membres du personnel salarié des sociétés ou des groupements d’intérêt économique qui détenant directement ou indirectement au moins dix pour cent (10%) du capital ou des droits de vote de la Société ;

(d)

membres du personnel salarié des sociétés ou des groupements d’intérêt économique dont cinquante pour cent (50%) au moins du capital ou des droits de vote sont détenus, directement ou indirectement, par une société détenant elle-même, directement ou indirectement, au moins cinquante pour cent (50%) du capital de la Société ; et

(e)	mandataires sociaux de la Société ou des sociétés ou groupements d’intérêt économique cités aux points (b) à (d) ci-dessus, ou de certaines catégories d’entre eux.

Les autorisations ci-dessus sont valables pendant une période se terminant cinq (5) ans après l’acte de constitution de la Société. Les autorisations ci-dessus peuvent être renouvelées, augmentées ou réduites par une résolution de l’Assemblée Générale votant aux conditions de quorum et de majorité exigées pour toute modification des Statuts.

A la suite de chaque augmentation du capital social émis conformément à cet article 6, l’article 5 sera modifié afin de refléter l’augmentation du capital. Une telle modification sera constatée sous forme authentique par le Conseil d’Administration ou par toute personne dûment autorisée et mandatée à cet effet par le Conseil d’Administration.

Article 7. Augmentation et Réduction du Capital - Acquisition d’Actions propres

Le capital social et/ou le capital autorisé de la Société peut être augmenté ou réduit, par une résolution de l’Assemblée Générale adoptée aux conditions de quorum et de majorité exigées pour toute modification des Statuts.

Les nouvelles actions à souscrire par apport en numéraire seront offertes par préférence aux actionnaires existants proportionnellement à la part du capital qu’ils détiennent. Le Conseil d’Administration fixera le délai pendant lequel les droits préférentiels de souscription statutaires (« DSP ») devront être exercés (la « Période de Souscription ») et les DSP seront librement négociables durant la Période de Souscription. Si, à la fin de la Période de Souscription, tous les DSP n’ont pas été exercés, les DSP expireront immédiatement et le Conseil d’Administration pourra décider que toute personne (y compris des personnes tierces) pourra participer à l’augmentation de capital en souscrivant aux actions qui n’ont pas été souscrites par l’exercice de DSP pendant la Période de Souscription.

Par dérogation à ce qui est dit ci-dessus, le Conseil d’Administration dans les limites de l’autorisation de l’article 6 ou l’Assemblée Générale délibérant aux conditions de quorum et de majorité exigées pour toute modification des Statuts, peut limiter ou supprimer le DSP.

La Société peut acquérir des Actions.

Article 8. Actions

Chaque Action donne droit à une (1) voix.

Le Conseil d’Administration peut suspendre les droits de vote attachés à toutes les Actions détenues par un actionnaire qui est en violation des obligations lui incombant envers la Société en vertu des Statuts ou en vertu de toute convention de souscription ou d’engagement.

Un actionnaire peut individuellement décider de ne pas exercer, de manière temporaire ou permanente, tout ou partie de ses droits de vote. Une telle renonciation lie l’actionnaire concerné et la Société à compter de sa notification à la Société.

Les droits et obligations inhérents à toutes les Actions sont identiques, sauf stipulation contraire des Statuts ou des Lois.

Les copropriétaires d’Actions sont tenus de se faire représenter auprès de la Société par un (1) représentant commun désigné ou non parmi eux.

Les Actions seront seulement nominatives.

Un registre des actions, qui pourra être consulté par tout actionnaire, sera tenu au siège social. Ce registre contiendra la désignation précise de chaque actionnaire et l’indication du nombre et de la catégorie de ses Actions (s’il y en a), l’indication des paiements effectués sur ces Actions ainsi que les cessions des Actions avec leur date. Chaque actionnaire notifiera son adresse et tout changement de celle-ci à la Société par lettre recommandée. La Société sera en droit de se fier pour toutes fins à la dernière adresse communiquée. La propriété des Actions résultera des inscriptions dans le registre des actions. Des certificats reflétant les inscriptions dans le registre des actions seront délivrés aux actionnaires à leur demande. La Société peut émettre des certificats d’actions nominatives multiples.

Article 9. Cession d’Actions

Les Actions sont librement cessibles.

Toute cession d’Actions sera inscrite dans le registre des actions par une déclaration de cession, datée et signée par le cédant et le cessionnaire ou par leur(s) fondé(s) de pouvoir ainsi que conformément aux règles relatives aux cessions de créances définies à l’article 1690 du Code civil luxembourgeois. De plus, la Société peut accepter et inscrire dans le registre des actions toute cession mentionnée dans toute correspondance ou autre document établissant l’accord du cessionnaire et du cédant.

La propriété d’une Action emporte de plein droit acceptation des Statuts et des résolutions valablement adoptées par l’Assemblée Générale.

Une cession d’Actions en violation des dispositions des Statuts sera nulle.

Article 10. Incapacité, Décès, Suspension des Droits Civils, Faillite ou Insolvabilité d’un actionnaire

L’incapacité, le décès, la suspension des droits civils, la faillite, l’insolvabilité, la liquidation ou tout autre événement similaire affectant un ou plusieurs actionnaires n’entraîne pas la mise en liquidation de la Société.

CHAPITRE III. CONSEIL D’ADMINISTRATION, COMMISSAIRES

Article 11. Conseil d’Administration

La Société est gérée par un conseil d’administration (le « Conseil d’Administration »).

Le Conseil d’Administration sera composé de trois (3) membres au moins (les « Administrateurs »), lesquels n’auront pas besoin d’être actionnaires.

Si et aussi longtemps que la Société ne comptera qu’un (1) actionnaire, le Conseil d’Administration pourra être composé d’un (1) seul Administrateur.

Chaque Administrateur sera élu par l’Assemblée Générale, qui déterminera leur nombre et la durée de leur mandat, qui ne pourra excéder six (6) ans. Ils peuvent être renommés et peuvent être révoqués à tout moment, avec ou sans motif, par une résolution de l’Assemblée Générale.

L’Assemblée Générale pourra décider de qualifier les Administrateurs comme Administrateur de catégorie A (« Administrateur de Catégorie A ») ou Administrateur de catégorie B (« Administrateur de Catégorie B »).

En cas de vacance d’un poste au Conseil d’Administration, les Administrateurs restants peuvent élire par cooptation un nouvel Administrateur jusqu’à la prochaine Assemblée Générale, qui devra ratifier cette cooptation ou élire un nouvel Administrateur.

Article 12. Pouvoirs du Conseil d’Administration

Le Conseil d’Administration est investi des pouvoirs les plus étendus pour accomplir tous les actes nécessaires ou utiles à la réalisation de l’objet social de la Société.

Tous les pouvoirs qui ne sont pas expressément réservés par les Statuts ou par les Lois à l’Assemblée Générale ou au(x) Commissaire(s) (tel(s) que défini(s) ci-dessous) relèvent de la compétence du Conseil d’Administration.

Article 13. Délégation de Pouvoirs - Représentation de la Société

Le Conseil d’Administration peut déléguer la gestion journalière de la Société, ainsi que la représentation de la Société en ce qui concerne cette gestion, à une ou plusieurs personnes ou comités de son choix.

Le Conseil d’Administration peut aussi émettre d’autres mandats spéciaux, ou confier des tâches permanentes ou temporaires à une ou plusieurs personnes ou comités de son choix. De tels personnes ou comités exerceront les taches qui leurs sont confiées sous la supervision du Conseil d’Administration.

La rémunération et les autres avantages accordés au(x) personne(s) auxquelles la gestion journalière de la Société a été confiée devront être rapportés annuellement par le Conseil d’Administration à l’Assemblée Générale.

La Société sera engagée vis-à-vis des tiers par la signature individuelle de l’Administrateur unique ou par la signature conjointe de deux (2) Administrateurs.

Toutefois, si l’Assemblée Générale a qualifié les Administrateurs d’Administrateurs de Catégorie A ou d’Administrateurs de Catégorie B, la Société ne sera engagée vis-à-vis des tiers que par la signature conjointe d’un (1) Administrateur de Catégorie A et d’un (1) Administrateur de Catégorie B.

La Société sera également engagée vis-à-vis des tiers par la signature conjointe ou par la signature individuelle de toute(s) personne(s) à qui la gestion journalière de la Société a été déléguée, pour cette gestion journalière, ou par la signature conjointe ou par la signature individuelle de toute(s) personne(s) à qui un mandat spécial aura été émis, mais seulement dans les limites de ce mandat spécial.

Article 14. Réunions du Conseil d’Administration

Le Conseil d’Administration peut nommer parmi ses membres un président (le « Président »).

Le Conseil d’Administration se réunira sur convocation du Président ou de tout Administrateur conformément aux dispositions de cet article 14.

Le Président présidera toutes les réunions du Conseil d’Administration, mais en son absence le Conseil d’Administration désignera un autre Administrateur comme président pour la réunion en question par un vote à la majorité des Administrateurs présents ou représentés à cette réunion.

Sauf en cas d’urgence ou avec l’accord préalable de tous ceux qui ont le droit d’y assister, dont il sera fait mention dans le procès-verbal de la réunion, une convocation écrite devra être transmise, quarante-huit (48) heures au moins avant la date prévue pour la réunion du Conseil d’Administration, par tout moyen de communication permettant la transmission d’un texte écrit. La convocation indiquera la date, l’heure et le lieu de la réunion ainsi que l’ordre du jour et la nature des affaires à traiter. Il pourra être renoncé à cette convocation par un accord correctement consigné de chaque Administrateur, dont il sera fait mention dans le procès-verbal de la réunion. Aucune convocation spéciale ne sera requise pour les réunions se tenant à des dates et des lieux déterminés préalablement par une résolution adoptée par le Conseil d’Administration.

Les réunions du Conseil d’Administration se tiendront à Luxembourg ou à tout autre endroit que le Conseil d’Administration pourra déterminer de temps à autre.

Tout Administrateur pourra se faire représenter aux réunions du Conseil d’Administration en désignant par un écrit, transmis par tout moyen de communication permettant la transmission d’un texte écrit, un autre Administrateur comme son mandataire. Tout Administrateur pourra représenter un ou plusieurs membres du Conseil d’Administration.

Le Conseil d’Administration ne pourra délibérer que si au moins la moitié (1/2) des Administrateurs en fonction est présente ou représentée, sous réserve que dans l’hypothèse où des Administrateurs de Catégorie A ou des Administrateurs de Catégorie B ont été désignés, le quorum ne sera atteint que si au moins un (1) Administrateur de Catégorie A et un (1) Administrateur de Catégorie B sont présents ou représentés.

Les résolutions du Conseil d’Administration sont prises à la majorité des voix des Administrateurs présents ou représentés à cette réunion. Le Président n’aura pas de vote prépondérant en cas d’égalité des votes.

Les Administrateurs peuvent prendre part à une réunion par conférence téléphonique, visioconférence ou tout autre moyen de communication similaire permettant ainsi à plusieurs personnes y participant de communiquer simultanément les unes avec les autres sur une base continue. Une réunion tenue en utilisant de tels moyens de communication sera réputée être tenue au siège social de la Société.

Une résolution écrite, signée par tous les Administrateurs, transmise par tout moyen de communication permettant la transmission d’un texte écrit, est régulière et valable de la même manière que si elle avait été adoptée à une réunion du Conseil d’Administration dûment convoquée et tenue. Une telle résolution pourra être consignée dans un seul ou plusieurs écrits séparés ayant le même contenu et signés par un ou plusieurs Administrateurs. Une résolution écrite adoptée d’une telle manière est réputée avoir été adoptée au siège social de la Société.

Article 15. Résolutions du Conseil d’Administration

Les résolutions du Conseil d’Administration doivent être consignées par écrit.

Les procès-verbaux des réunions du Conseil d’Administration seront signés par le Président ou le président de la réunion ou par deux (2) Administrateurs.

Les copies ou les extraits des résolutions écrites ou les procès-verbaux, destinés à être produits en justice ou ailleurs, pourront être signés par l’Administrateur unique ou par deux (2) Administrateurs agissant conjointement.

En cas d’Administrateur unique, les résolutions seront consignées par écrit et signées par l’Administrateur unique.

Article 16. Rémunération et Dépenses

Sous réserve de l’approbation de l’Assemblée Générale, les Administrateurs peuvent recevoir une rémunération pour leur gestion de la Société et peuvent, de plus, être remboursés de toutes les dépenses que l’Administrateur concerné aurait exposées en relation avec la gestion de la Société.

Article 17. Conflits d’Intérêt

Si un Administrateur a, ou pourrait avoir, un intérêt de nature patrimoniale direct ou indirect dans une opération qui requière l’approbation du Conseil d’Administration, cet Administrateur devra en aviser le Conseil d’Administration et il ne pourra ni prendre part aux délibérations ni émettre un vote sur une telle opération.

Une telle opération et un tel intérêt d’Administrateur seront divulgués dans un rapport spécial à la première Assemblée Générale avant que toute autre résolution ne soit adoptée.

Dans l’hypothèse d’un Administrateur unique, il est fait mention dans un procès-verbal des opérations dans lesquelles l’Administrateur unique a un tel intérêt de nature patrimoniale direct ou indirect.

Lorsque, en raison d’une opposition d’intérêts, le nombre d’Administrateurs présents ou représentés requis pour un quorum valable n’est pas atteint, les Administrateurs peuvent déférer la résolution à l’Assemblée Générale.

Les dispositions des alinéas qui précèdent ne sont pas applicables lorsque l’opération en question tombe dans le cadre des opérations courantes de la Société et est conclue dans les conditions habituelles de marché.

Aucune opération entre la Société et toute autre partie ne sera affectée ou invalidée par le simple fait qu’un Administrateur (ou l’un de ses directeurs, gérants, fondés de pouvoir ou employés) est directeur, gérant, collaborateur, membre, associé, fondé de pouvoir ou employé de cette autre partie. Toute personne liée tel que décrit ci-dessus à toute société ou firme avec laquelle la Société contractera ou entrera autrement en relations d’affaires, ne devra pas en raison de cette affiliation, être automatiquement empêchée de délibérer, de voter ou d’agir autrement sur une opération relative à de tels contrats ou transactions.

Les dispositions de cet article s’appliquent mutatis mutandis aux personnes auxquelles le Conseil d’Administration a délégué la gestion journalière de la Société, sauf si le Conseil d’Administration a délégué la gestion journalière de la Société à une personne unique, auquel cas la résolution sera alors déférée au Conseil d’Administration.

Article 18. Responsabilité des Administrateurs

Les Administrateurs n’engagent pas leur responsabilité personnelle, dans l’exercice de leurs fonctions, en raison des engagements de la Société.

La Société peut indemniser tout Administrateur (ou l’un de ses directeurs, gérants, fondés de pouvoir ou employés), pour tous dommages qu’il a à payer et tous frais raisonnables encourus par suite de sa comparution en tant que défendeur dans des actions en justice, des procès ou des poursuites judiciaires intentés en raison de sa fonction actuelle ou ancienne d’Administrateur (ou de directeur, gérant, fondé de pouvoir ou employé d’un Administrateur).

Article 19. Confidentialité

Même après la cessation de leur mandat ou fonction, tout Administrateur, de même que toute personne invitée à participer à une réunion du Conseil d’Administration, ne devra pas dévoiler des informations sur la Société dont la divulgation pourrait avoir des conséquences défavorables pour celle-ci, à moins que cette révélation ne soit exigée par (i) une disposition légale ou réglementaire applicable aux sociétés anonymes ou (ii) l’intérêt du public.

Article 20. Commissaires – Réviseurs d’entreprises agréés

La vérification des comptes de la Société peut être confiée à un ou plusieurs commissaires (les « Commissaires »).

Dans les cas prévus par les Lois, la vérification des comptes de la Société doit être confiée à un ou plusieurs réviseurs d’entreprises agréés (les « Réviseurs »). Si un Réviseur est nommé, il n’est pas nécessaire qu’un Commissaire soit nommé.

Les Commissaires ou Réviseurs seront, le cas échéant, nommés par l’Assemblée Générale qui déterminera le nombre de Commissaires ou de Réviseurs et la durée de leur mandat. Le mandat de chacun d’entre eux peut être renouvelé. Sauf disposition contraire des Lois, ils peuvent être révoqués à tout moment, avec ou sans motif, par une résolution de l’Assemblée Générale.

CHAPITRE IV. ASSEMBLÉE GÉNÉRALE

Article 21. Pouvoirs de l’Assemblée Générale des actionnaires

L’assemblée générale des actionnaires (l’ «Assemblée Générale ») exerce les pouvoirs qui lui sont dévolus par les Statuts et les Lois.

Article 22. Assemblée Générale Annuelle

Une Assemblée Générale annuelle sera tenue dans le Grand-Duché de Luxembourg dans les six (6) mois de la fin de l’exercice social précédent, sauf pour la première Assemblée Générale annuelle qui peut être tenue dans les dix-huit (18) mois de la constitution.

Article 23. Autres Assemblées Générales

Le Conseil d’Administration ou le(s) Commissaire(s) (s’il y en a) peuvent convoquer des Assemblées Générales (en plus de l’Assemblée Générale annuelle). De telles assemblées doivent être convoquées si des actionnaires représentant au moins dix pour cent (10%) du capital social de la Société le demandent.

Les Assemblées Générales, y compris l’Assemblée Générale annuelle se tiendront au siège social de la Société ou à tout autre endroit au Grand-Duché de Luxembourg et pourront se tenir à l’étranger, chaque fois que des circonstances de force majeure, appréciées souverainement par le Conseil d’Administration, le requièrent.

Article 24. Convocation des Assemblées Générales

Les actionnaires se réuniront après envoi d’une convocation conformément aux Lois qui indiquera la date, l’heure et le lieu de l’Assemblée Générale ainsi que l’ordre du jour et la nature des affaires à traiter lors de l’Assemblée Générale. L’ordre du jour d’une Assemblée Générale doit également, indiquer toutes les modifications proposées des Statuts et, le cas échéant, le texte des modifications relatives à l’objet social ou à la forme de la Société.

Si tous les actionnaires sont présents ou représentés à une Assemblée Générale et s’ils déclarent avoir été dûment informés de l’ordre du jour de l’Assemblée Générale et qu’ils renoncent aux formalités de convocation, celle-ci peut se tenir sans convocation préalable, ce dont il sera fait mention dans le procès-verbal de l’Assemblée Générale.

Article 25. Présence - Représentation

Chaque actionnaire est en droit de participer et de prendre la parole à toute Assemblée Générale.

Un actionnaire peut être représenté à toute Assemblée Générale par une autre personne (qui n’ a pas besoin d’être elle-même actionnaire) désignée par écrit (transmis par tout moyen de communication permettant la transmission d’un texte écrit), en tant que mandataire par un actionnaire. Un mandataire peut représenter plus d’un (1) actionnaire.

Un ou plusieurs actionnaires peuvent participer à une Assemblée Générale par conférence téléphonique, visioconférence ou tout autre moyen similaire de communication permettant à plusieurs personnes y participant de communiquer de manière simultanée l’une avec l’autre sur de façon continue, mais uniquement si au moins un (1) actionnaire ou son mandataire est physiquement présent au siège social de la Société. Une Assemblée Générale tenue de cette manière est réputée avoir été tenue au siège social de la Société.

Article 26. Procédure

Toute Assemblée Générale est présidée par le Président ou, en l’absence du Président, par une personne désignée par le Conseil d’Administration, ou, faute d’une telle désignation, par une personne désignée par une résolution de cette Assemblée Générale.

Le président de l’Assemblée Générale désigne un secrétaire.

Par résolution de l’Assemblée Générale, un (1) scrutateur sera désigné parmi les personnes participant à l’Assemblée Générale.

Le président, le secrétaire et le scrutateur forment ensemble le bureau de l’Assemblée Générale en question.

Article 27. Prorogation

Le Conseil d’Administration peut proroger séance tenante toute Assemblée Générale à quatre (4) semaines. Le Conseil d’Administration doit le faire sur la demande d’un ou plusieurs actionnaires représentant au moins dix pour cent (10%) du capital social de la Société.

Cette prorogation annule automatiquement toute résolution déjà adoptée.

L’Assemblée Générale prorogée a le même ordre du jour que la première assemblée. Les Actions et les procurations déposées régulièrement en vue de la première assemblée restent valablement déposées pour la deuxième assemblée.

Article 28. Vote

Une liste de présence indiquant le nom de chaque actionnaire et le nombre d’Actions pour lesquelles ils votent est signée par chacun d’entre eux ou par leur mandataire avant l’ouverture des débats de l’Assemblée Générale.

Le vote se fait à main levée ou par un appel nominal, sauf si l’Assemblée Générale décide par une résolution d’adopter une autre procédure de vote pour cette Assemblée Générale ou pour un sujet spécifique de cette Assemblée Générale.

Un actionnaire qui n’est pas présent ou représenté à une Assemblée Générale peut voter à cette Assemblée Générale au moyen d’un formulaire. Un formulaire sera délivré par tout moyen de communication permettant la transmission d’un texte écrit.

Un formulaire doit contenir les informations suivantes :

-	nom et siège social et/ou résidence de l’actionnaire concerné ;

-	nombre total d’Actions détenues par l’actionnaire concerné dans le capital social émis de la Société et, si nécessaire, le nombre d’Actions de chaque catégorie détenu par l’actionnaire concerné ;

-	ordre du jour de l’Assemblée Générale ;

-

indication par l’actionnaire concerné, pour chacune des résolutions proposées, du nombre d’Actions pour lesquelles l’actionnaire concerné s’abstient, vote en faveur ou vote contre la résolution proposée ; et

-	nom, titre et signature du représentant dûment autorisé de l’actionnaire concerné et la date du formulaire.

Tout formulaire devra être reçu par la Société au plus tard à dix-sept (17) heures, heure de Luxembourg, le jour ouvrable à Luxembourg précédant immédiatement le jour de l’Assemblée Générale. Tout formulaire qui ne contient pas les informations spécifiées dans le paragraphe précédent ou qui est reçu par la Société après la date limite susmentionnée ne sera pas pris en compte pour le calcul du quorum.

Un formulaire sera considéré comme ayant été reçu par la Société :

(a)	s’il a été remis en main propre contre décharge, par courrier recommandé ou par service d’envois spéciaux utilisant une société postale internationalement reconnue; à l’heure de la remise; ou

(b)	s’il a été délivré par e-mail, fax, ou par courrier recommandé à l’heure indiquée dans l’accusé de réception.

Les résolutions dont l’adoption n’est pas soumise aux conditions de quorum et de majorité exigées pour toute modification des Statuts, seront adoptées à la majorité simple des votes exprimés, indépendamment du nombre d’Actions représentées.

Pour les résolutions dont l’adoption est soumise aux conditions de quorum et de majorité exigées pour toute modification des Statuts, le quorum sera d’au moins la moitié (1/2) de toutes les Actions émises et en circulation et les résolutions seront adoptées par une majorité des deux tiers (2/3) des votes exprimés. Si ce quorum n’est pas atteint à la première assemblée, une deuxième assemblée pourra être convoquée et les résolutions seront adoptées, indépendamment du nombre d’Actions représentées, par une majorité des deux tiers (2/3) des votes exprimés.

Article 29. Procès-Verbaux

Les procès-verbaux des Assemblées Générales sont signés par les membres du bureau de l’Assemblée Générale et peuvent être signés par tous les actionnaires ou mandataires d’actionnaires qui en font la demande.

CHAPITRE V. EXERCICE SOCIAL, COMPTES ANNUELS, DISTRIBUTION DES BÉNÉFICES

Article 30. Exercice Social

L’exercice social de la Société commence le premier jour de janvier de chaque année et s’achève le dernier jour de décembre de chaque année.

Article 31. Approbation des Comptes Annuels

À la clôture de chaque exercice social, Le Conseil d’Administration prépare les comptes annuels conformément aux Lois.

Les comptes annuels et/ou les comptes consolidés sont soumis à l’Assemblée Générale pour approbation.

Chaque actionnaire ou son représentant peut également consulter les comptes annuels de la Société au siège social de la Société.

Article 32. Distribution des Bénéfices

Sur les bénéfices annuels nets de la Société, il sera prélevé au moins cinq pour cent (5%) qui seront affectés, chaque année, à la réserve légale conformément aux Lois (la « Réserve Légale »). Cette affectation à la Réserve Légale cessera d’être obligatoire lorsque et aussi longtemps que la Réserve Légale atteindra dix pour cent (10%) du montant du capital social de la Société.

L’Assemblée Générale décidera de l’affectation du solde des bénéfices annuels nets après affectation à la Réserve Légale conformément au paragraphe précédent. Elle peut décider de verser la totalité ou une partie du solde à un compte de réserve ou de provision, en le reportant à nouveau ou en le distribuant avec les bénéfices reportés, les réserves distribuables ou les primes d’émission aux actionnaires, chaque Action donnant droit à une même proportion dans ces distributions.

Sous réserve des dispositions fixées par les Lois et conformément aux dispositions des deux paragraphes qui précèdent, le Conseil d’Administration peut décider du versement par la Société d’un acompte sur dividendes aux actionnaires. Le Conseil d’Administration déterminera le montant ainsi que la date de paiement de l’acompte sur dividendes.

CHAPITRE VI. DISSOLUTION, LIQUIDATION

Article 33. Dissolution, Liquidation

La Société peut être dissoute par une résolution de l’Assemblée Générale délibérant conformément aux conditions de quorum et de majorité exigées pour toute modification des Statuts.

En cas de dissolution de la Société, la liquidation sera réalisée par le Conseil d’Administration ou par toute autre personne (qui peut être une personne physique ou une personne morale), nommée par l’Assemblée Générale. L’Assemblée Générale déterminera également leurs pouvoirs et leurs émoluments (s’il y en a).

Après paiement de toutes les dettes et charges de la Société, et de tous les frais de liquidation, le boni net de liquidation sera réparti équitablement entre le(s) actionnaire(s) de manière à atteindre le même résultat économique que celui fixé par les règles relatives à la distribution de dividendes.

Si la Société a un (1) unique actionnaire, elle peut également être dissoute sans liquidation conformément à l’article 1865bis du Code civil luxembourgeois.

CHAPITRE VII. LOI APPLICABLE

Article 34. Loi Applicable

Toutes les matières qui ne sont pas régies par les Statuts seront réglées conformément aux Lois. »

Souscription et Paiement

Les Statuts de la Société ont donc été enregistrés par le notaire, les actions de la Société ont été souscrites et la valeur nominale de ces actions, de même que la prime d’émission, le cas échéant, a été payée en espèces ainsi qu’il suit:

Actionnaire	Capital souscrit	Nombre d’actions	Montant libéré
Arrival S.à r.l.	EUR 30.000,-	300.000	EUR 30.000,-
Total:	EUR 30.000,-	300.000	EUR 30.000,-

Le montant de trente mille euros (EUR 30.000,-) est donc à ce moment à la disposition de la Société, preuve en a été faite au notaire soussigné qui constate que les conditions prévues par l’article 420-1 de la loi du 10 août 1915 concernant les sociétés commerciales, telle que modifiée, ont été observées.

Frais

Les frais, dépenses, rémunérations et charges de toutes espèces qui incombent à la Société en raison de sa constitution sont estimés à environ mille deux cents euros (EUR 1.200-).

Dispositions transitoires

Le premier exercice social de la Société commencera à la date de constitution de la Société et s’achèvera le dernier jour de décembre de l’année 2021.

ASSEMBLÉE GÉNÉRALE EXTRAORDINAIRE

Première Résolution

L’assemblée générale des actionnaires a décidé d’établir le siège social au 1, rue Peternelchen, L-2370 Howald, Grand-Duché de Luxembourg.

Deuxième Résolution

L’assemblée générale des actionnaires a décidé de fixer à trois (3) le nombre des membres du conseil d’administration et a décidé de plus de nommer les personnes suivantes comme Administrateurs pour une période prenant fin lors de la première assemblée générale annuelle des actionnaires :

-	Csaba Horvath, né le 30 septembre 1980 à Tatabanya (Hongrie) et ayant pour adresse professionnelle le 1, rue Peternelchen, L-2370 Howald, Grand-Duché de Luxembourg;

-	Gilles Dusemon, né le 31 mars 1970 à Esch-sur-Alzette (Grand-Duché de Luxembourg) et ayant pour adresse professionnelle le 41A avenue JF Kennedy L-2082 Luxembourg, Grand-Duché de Luxembourg; et

-	Michael Anatolitis né le 13 octobre 1980 à Lefkosia (Chypre) et ayant comme adresse professionnelle le 1, rue Peternelchen, L-2370 Howald, Grand-Duché de Luxembourg.

Troisième Résolution

L’assemblée générale des actionnaires a décidé de fixer à un (1) le nombre de réviseurs d’entreprises agréés et a décidé de plus de nommer les personnes suivantes pour une période de six (ans) :

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KPMG Luxembourg, une société coopérative régie par les lois du Grand-Duché de Luxembourg, ayant son siège social au 39, avenue John F. Kennedy, L-1855 Luxembourg, Grand-Duché de Luxembourg et immatriculée au Registre de Commerce et des Sociétés de Luxembourg sous le numéro B149133.

Le notaire soussigné qui comprend et parle la langue anglaise, déclare par la présente qu’à la demande du comparant ci-avant, le présent acte est rédigé en langue anglaise, suivi d’une version française, et qu’à la demande du même comparant, et en cas de divergences entre le texte anglais et le texte français, la version anglaise primera.

Dont acte fait et passé à Luxembourg, à la date indiquée en tête des présentes.

Lecture du présent acte faite et interprétation donnée au comparant, connu du notaire soussigné par ses nom, prénom usuel, état et demeure, il a signé avec, le notaire soussigné, le présent acte.

By: /s/ Edouard Delosch

Name: Edouard Delosch
Title: Public Notary in Luxembourg
Date : 27-10-2020